Exhibit 99

May 7, 2007

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES FIRST QUARTER 2007 EARNINGS

Wheeling, WV, May 7, 2007–First West Virginia Bancorp, Inc. (AMEX: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced first quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the first quarter of 2007 was reported at $415,396 or $.27 per share, compared to $600,043 or $.39 per share reported for the same period a year earlier. The decrease in earnings during the first quarter of 2007 compared to 2006 was primarily attributed to decreased net interest income and noninterest income combined with an increase in noninterest expenses. As compared to the prior year, net interest income decreased $179,738 or 8.0%, primarily due to an increase of $198,641 or 17.7% in the interest paid on interest bearing liabilities, offset in part by an increase in interest and dividend income of $18,903 or .6%. Noninterest income decreased $50,292, or 15.4%, as was primarily attributed to the loss on sales of investment securities combined with the decline in other operating income, offset in part by the increase in service charges and other fee income. Noninterest expenses increased $50,741 or 2.8% during the first quarter of 2007 as compared to 2006 primarily due to increases in salary and employee benefits expenses, offset in part by decreases in occupancy expenses and other operating expenses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

	(Unaudited)
(Dollars in thousands, except share and per share data)	March 31, 2007	December 31, 2006
AT PERIOD END
Total Assets	$254,725	$254,438
Total Deposits	210,833	210,409
Total Loans	118,967	120,709
Total Investment Securities	109,929	110,894
Shareholders’ Equity	25,691	25,277
Shareholders’ Equity Per Share of Common Stock	16.81	16.54

(Dollars in thousands, except share and per share data)	March 31, 2007	March 31, 2006
FOR THE THREE MONTHS ENDED
Net income	415	600
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	.27	.39
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.66%	.91%
Return on Average Equity	6.49%	9.72%

Average shares outstanding	1,528,443	1,528,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”